Exhibit 17.1

Text of Email Correspondence from Sean Deson to the Board of Directors of SecureLogic Corp.

August 6, 2007

Re: resignation from the Board of Directors of SLGI

SLGI Board of Directors,

Effective immediately, I am resigning from the Board of Directors of
SLGI.

At this time I have numerous disagreements with management including:
1. Its failure to cut costs to align with the lack of
Revenue at the Company
2. Its inability to refocus new business efforts to secure
Any revenue generating business
3. Its inability to develop a plan to improve the business
4. The hiring of an Executive Committee to usurp the powers Of the Independent Directors
5. The hiring of a law firm utilizing the Executive Committee, with such law firm's billings exceeding the revenues of the Company
6. The CEO's fraudulent behavior as it relates to Defrauding investors (of which one is Treeline Investment Management, LLC, an entity of which Sean Deson is the Managing Member)

At this time, I have no disagreement with SLGI's auditors.

Best,

Sean Deson